Exhibit 99.1

Sent via Electronic Delivery to: angela@virios.com

May 24, 2023

Ms. Angela Walsh

Senior Vice President of Finance and Corporate Secretary Virios Therapeutics, Inc.

44 Milton Avenue

Alpharetta, GA 30009

Re:	Virios Therapeutics, Inc. (the “Company”) Nasdaq Symbol: VIRI

Dear Ms. Walsh:

On November 1, 2022, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from May 10, 2023 to May 23, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

If you have any questions, please contact Patryk Muter, at +1 301 532 6389.

Sincerely,

Ellen Ignacio

Nasdaq Listing Qualifications